Filed Pursuant to Rule 433

Registration Statement No. 333-221740

HYATT HOTELS CORPORATION

4.375% SENIOR NOTES DUE 2028

PRICING TERM SHEET

DATED AUGUST 7, 2018

This term sheet to the preliminary prospectus supplement dated August 7, 2018 should be read together with the preliminary prospectus supplement before making a decision in connection with an investment in the securities. The information in this term sheet supersedes the information contained in the preliminary prospectus supplement to the extent that it is inconsistent therewith. Terms used but not defined herein have the meaning ascribed to them in the preliminary prospectus supplement.

Issuer:	Hyatt Hotels Corporation

Format:	SEC Registered

Security Offered:	4.375% Senior Notes due 2028 (the “notes”)

Security Ratings:	Baa2 by Moody’s / BBB by Standard and Poor’s1

Principal Amount:	$400,000,000

Maturity Date:	September 15, 2028

Benchmark Treasury:	2.875% due May 15, 2028

Benchmark Treasury Price/Yield:	99-06 / 2.971%

Spread to Benchmark Treasury:	142 basis points

Yield to Maturity:	4.391%

Interest Rate:	4.375% per year, accruing from August 16, 2018

Price to Public:	99.866% of the principal amount, plus accrued interest, if any

Interest Payment Dates:	March 15 and September 15, commencing March 15, 2019

Underwriting Discounts and Commissions:	0.65%

CUSIP/ISIN:	448579AG7 / US448579AG79

[1]

The securities ratings above are not a recommendation to buy, sell or hold the securities offered hereby and may be subject to revision or withdrawal at any time by Moody’s and Standard and Poor’s. Each of the security ratings above should be evaluated independently of any other security rating.

Optional Redemption:	At any time prior to the date that is three months prior to the maturity date of the notes, the Issuer may redeem some or all of the notes at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest plus a “make-whole” amount calculated at the applicable Treasury Rate plus 25 basis points.

At any time on or after the date that is three months prior to the maturity date of the notes, the Issuer may also redeem some or all of the notes at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest.

Trade Date:	August 7, 2018

Settlement Date:	August 16, 2018 (T+7)

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the pricing date or the next four succeeding business days will be required, by virtue of the fact that the Notes initially will settle in seven business days (T+7), to specify alternative settlement arrangements to prevent a failed settlement.

Joint Book-Running Managers:	Deutsche Bank Securities Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Scotia Capital (USA) Inc.

Senior Co-Managers:	SMBC Nikko Securities America, Inc. SunTrust Robinson Humphrey, Inc. Wells Fargo Securities, LLC

Co-Managers:	BBVA Securities Inc. Credit Agricole Securities (USA) Inc. PNC Capital Markets LLC Loop Capital Markets LLC

Additional Information

As of June 30, 2018, we had total debt of $1,453 million, including capital lease obligations of $13 million and excluding unamortized discounts and deferred financing fees of $13 million.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting: Deutsche Bank Securities, Inc., Attention: Prospectus Group, 60 Wall Street New York, New York 10005-2836, telephone: 1-800-503-4611 or by emailing prospectus.cpdg@db.com, Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, telephone: 1-866-471-2526 or by emailing prospectus-ny@ny.email.gs.com, or J.P. Morgan Securities LLC collect at 1-212-834-4533.